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                                                                    EXHIBIT 99.1

Southfield, Michigan, January 13, 2003. (NASDAQNM:FBCP) David L. Shelp, President and CEO of Franklin Bancorp, Inc., today announced that Herbert N. Glass and Joseph A. Pick have retired from their respective positions as director and advisory director of Franklin Bancorp and its wholly-owned subsidiary, Franklin Bank, National Association, effective January 2, 2003. Messrs. Glass and Pick have served with distinction as a director and advisory director, respectively, of Franklin since its inception in 1983.

The retirement of Mr. Glass, whose company, The Glass Freedman Company, has provided Franklin with valuable actuarial consulting and administration services over the years, will facilitate Franklin's efforts, similar to those of many other public companies, to satisfy the corporate governance requirements under the Sarbanes-Oxley Act of 2002 and the pending corporate governance proposals of NASDAQ with respect to their emphasis on independent directors.

Franklin President and CEO, David L. Shelp, commented: "We are very grateful to both Herbert Glass and Joe Pick for their contributions and years of effort and sacrifice in the service of Franklin. We wish them well in the future."

In connection with these recent retirements, the termination of employment of three officers of Franklin and the retirement of a director during the fourth quarter of 2002, and an accrual for the severance obligation to a remaining non-employee director, Franklin incurred an after-tax severance charge of $1.5 million during the fourth quarter of 2002. Franklin now has no additional severance obligations to any of its remaining non-employee directors.

Franklin is saddened to announce the untimely death of Franklin's Senior Vice President and Chief Credit Officer. As a result, during the fourth quarter of 2002, Franklin recognized after-tax gains on bank-owned life insurance of $1.7 million.

Franklin expects to issue its 2002 earnings release on January 23, 2003.